Exhibit 99.4

LETTER TO BROKERS, DEALERS

COMMERCIAL BANKS, TRUST COMPANIES

AND OTHER NOMINEES

Offer by

ESC ACQUISITION SUB, INC.

to Exchange

for

Each Outstanding Share of Common Stock

of

EXACT SCIENCES CORPORATION

$1.50 in Shares of Common Stock

(with a floating exchange ratio that is within a

collar and a fixed exchange ratio outside the

collar as described below)

of

Sequenom, Inc.

THE EXCHANGE OFFER (AS DEFINED BELOW) AND WITHDRAWAL RIGHTS EXPIRE AT 5:00 P.M., NEW YORK TIME, ON MARCH 24, 2009, UNLESS THE EXCHANGE OFFER IS EXTENDED. SHARES OF EXACT SCIENCES COMMON STOCK TENDERED PURSUANT TO THE EXCHANGE OFFER MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION OF THE EXCHANGE OFFER, BUT NOT DURING ANY SUBSEQUENT OFFERING PERIOD.

January 27, 2009

To Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees:

We have been engaged and appointed by ESC Acquisition Sub, Inc., a Delaware corporation (“Acquisition Sub”), and a direct wholly owned subsidiary of Sequenom, Inc., a Delaware corporation (“Sequenom”), to act as the Information Agent in connection with Acquisition Sub’s offer to exchange for each outstanding share of common stock, par value $0.01 per share (“EXACT Sciences Common Stock”), of EXACT Sciences Corporation, a Delaware corporation (“EXACT Sciences”), $1.50 in shares of common stock, $0.001 par value, of Sequenom (the “Sequenom Common Stock”), pursuant to an exchange ratio described below and upon the terms and subject to the conditions set forth in the prospectus/offer to exchange, dated January 27, 2009 (the “Prospectus”), and in the related Letter of Transmittal (which, together, as each may be amended, supplemented or otherwise modified from time to time, constitute the “Exchange Offer”). The exchange ratio is a fraction, rounded to the fourth decimal point, equal to the quotient of $1.50, divided by the Sequenom Common Stock price described below, except that if the Sequenom Common Stock price is more than $28.06 or less than $20.74, the exchange ratio is fixed as described below. The Sequenom Common Stock price used to determine the exchange ratio will be equal to the average of the closing sales price for a share of Sequenom Common Stock on

The NASDAQ Global Market during the 10-day trading period ending one day before the Expiration Date (as defined below) of the Exchange Offer (the “Closing Sales Price”), provided that if the Closing Sales Price is more than $28.06 per share, then the exchange ratio will be fixed at 0.0535 of a share of Sequenom Common Stock for each share of EXACT Sciences Common Stock and if the Closing Sales Price is less than $20.74 per share, then the exchange ratio will be fixed at 0.0723 of a share of Sequenom Common Stock for each share of EXACT Sciences Common Stock. Please furnish copies of the enclosed materials to those of your clients for whose accounts you hold shares of EXACT Sciences Common Stock registered in your name or in the name of your nominee.

As discussed in the Prospectus, the Exchange Offer is not being made in any jurisdiction where the Exchange Offer would be illegal under the laws of such jurisdiction.

No broker, dealer, bank, trust company or fiduciary shall be deemed to be the agent of Sequenom, Acquisition Sub, the Exchange Agent (as defined below), or the Information Agent for purposes of the Exchange Offer.

YOUR PROMPT ACTION IS REQUESTED. WE URGE YOU TO CONTACT YOUR CLIENTS AS PROMPTLY AS POSSIBLE. PLEASE NOTE THAT THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 500 P.M., NEW YORK TIME, ON MARCH 24, 2009, UNLESS THE EXCHANGE OFFER IS EXTENDED.

Enclosed herewith for your information and forwarding to your clients for whom you hold shares of EXACT Sciences Common Stock registered in your name or in the name of your nominee are copies of the following documents:

1.	The Prospectus.

2.	The Letter of Transmittal for your use in accepting the Exchange Offer and tendering shares of EXACT Sciences Common Stock and for the information of your clients. Manually signed copies of the Letter of Transmittal may be used to tender shares of EXACT Sciences Common Stock.

3.	The Notice of Guaranteed Delivery to be used to accept the Exchange Offer if certificates evidencing shares of EXACT Sciences Common Stock are not immediately available, or if you cannot deliver the certificates and all other required documents to the Exchange Agent (as defined below) prior to the Expiration Date (as defined below) or complete the procedure for book-entry transfer on a timely basis.

4.	A form of the letter which may be sent to your clients for whose accounts you hold shares of EXACT Sciences Common Stock registered in your name or in the name of your nominee, with space provided for obtaining such clients’ instructions with regard to the Exchange Offer.

5.	Guidelines of the Internal Revenue Service for Certification of Taxpayer Identification Number on Substitute Form W-9.

6.	A return envelope addressed to BNY Mellon Shareowner Services (the “Exchange Agent”).

Please note the following:

1.	The consideration for each share of EXACT Sciences Common Stock is $1.50 in Sequenom Common Stock pursuant to an exchange ratio described below and upon the terms and subject to the conditions of the Exchange Offer. The exchange ratio is a fraction, rounded to the fourth decimal point, equal to the quotient of $1.50, divided by the Sequenom common stock price described below, except that if the Sequenom common stock price is more than $28.06 or less than $20.74, the exchange ratio is fixed as described below. The Sequenom Common Stock price used to determine the exchange ratio will be equal to the Closing Sales Price, provided that if the Closing Sales Price is more than $28.06 per share, then the exchange ratio will be fixed at 0.0535 of a share of Sequenom Common Stock for each share of EXACT Sciences Common Stock and if the Closing Sales Price is less than $20.74 per share, then the exchange ratio will be fixed at 0.0723 of a share of Sequenom Common Stock for each share of EXACT Sciences Common Stock. The Closing Sales Price will be equal to the average of the closing sales price for a share of Sequenom Common Stock on The NASDAQ Global Market during the 10-day trading period ending one day before the Expiration Date (as defined below).

2.	The Exchange Offer is being made for all outstanding shares of EXACT Sciences Common Stock.

3.	The Exchange Offer and withdrawal rights will expire at 5:00 p.m., New York time, on March 24, 2009, unless the Exchange Offer is extended (as extended, the “Expiration Date”).

4.	The Exchange Offer is conditioned upon, among other things, there having been validly tendered, and not withdrawn prior to the Expiration Date, a number of shares of EXACT Sciences Common Stock that shall constitute at least 75% of the outstanding shares of EXACT Sciences Common Stock. Other conditions to the Exchange Offer are described in the Prospectus. See the section of the Prospectus captioned “The Exchange Offer—Conditions of the Exchange Offer.”

5.	Exchange of shares of EXACT Sciences Common Stock will be made only after timely receipt by the Exchange Agent of (1) certificates for such shares of EXACT Sciences Common Stock or a confirmation of a book-entry transfer of such shares of EXACT Sciences Common Stock into the Exchange Agent’s account at the Depository Trust Company, (2) a properly completed and duly executed Letter of Transmittal, or an agent’s message (as defined in the Prospectus) in connection with a book-entry transfer and (3) any other required documents. Accordingly, tendering stockholders may receive Sequenom Common Stock at different times depending upon when certificates for the shares of EXACT Sciences Common Stock or book-entry confirmations with respect to the shares of EXACT Sciences Common Stock and all other required documents are actually received by the Exchange Agent. UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE SHARES OF SEQUENOM COMMON STOCK OR ANY CASH PAID IN LIEU OF FRACTIONAL SHARES THAT ACQUISITION SUB PAYS TO YOU IN THE EXCHANGE FOR YOUR EXACT SCIENCES SHARES, REGARDLESS OF ANY EXTENSION OF THE EXCHANGE OFFER OR ANY DELAY IN MAKING SUCH PAYMENT.

6.	Any stock transfer taxes applicable to the transfer of shares of EXACT Sciences Common Stock to Acquisition Sub pursuant to the Exchange Offer will be paid by Sequenom, except as otherwise provided in the Prospectus and the related Letter of Transmittal.

Acquisition Sub will not pay any commissions or fees to any broker, dealer or other person, other than fees to us as the Information Agent and other persons described in the section of the Prospectus captioned “The Exchange Offer—Fees and Expenses,” for soliciting tenders of shares of EXACT Sciences Common Stock pursuant to the Exchange Offer. Upon request, Acquisition Sub will reimburse you for customary clerical and mailing expenses incurred by you in forwarding any of the enclosed materials to your clients.

Stockholders who wish to tender their shares of EXACT Sciences Common Stock, but whose certificates representing shares of EXACT Sciences Common Stock are not immediately available or who cannot deliver their certificates representing shares of EXACT Sciences Common Stock and all other required documents to the Exchange Agent prior to the Expiration Date, or who cannot comply with the procedure for book-entry transfer on a timely basis, may tender their shares of EXACT Sciences Common Stock by properly completing and duly executing the Notice of Guaranteed Delivery pursuant to the guaranteed delivery procedures set forth herein and in “The Exchange Offer—Guaranteed Delivery” in the Prospectus.

Any inquiries you may have with respect to the Exchange Offer should be addressed to, and additional copies of the enclosed material may be obtained from us as the Information Agent at the address and telephone numbers below (which address and telephone numbers are also set forth on the back cover of the Prospectus).

Very truly yours,

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders, Please Call Toll-Free: 877-825-8621

Banks and Brokerage Firms May Call Collect: 212-750-5833

NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU OR ANY OTHER PERSON THE AGENT OF SEQUENOM, ACQUISITION SUB, THE INFORMATION AGENT, OR THE EXCHANGE AGENT, OR ANY AFFILIATE OF ANY OF THEM, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENT OR USE ANY DOCUMENT ON BEHALF OF ANY OF THEM IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE ENCLOSED DOCUMENTS AND THE STATEMENTS CONTAINED THEREIN.